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                                                        OMB APPROVAL
                                               -------------------------------
                                               OMB Number:          3235-0145
                                               Expires:      October 31, 2002
                                               Estimated average burden
                                               Hours per response       14.90
                                               -------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                           BLUE MARTINI SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     095698
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)

[_]      Rule 13d-1(c)

[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)
                               Page 1 of 4 pages

----------------------                                     -------------------
CUSIP NO. 095698             SCHEDULE 13G                   PAGE 2 OF 4 PAGES
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      MONTE ZWEBEN
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2    (a) [_]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              17,835,000
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             9,235,364
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             17,835,000
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               9,235,364
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      27,070,364
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      39.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 pages


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----------------------                                     -------------------
CUSIP NO. 095698              SCHEDULE 13G                  PAGE 3 OF 4 PAGES
----------------------                                     -------------------
Item 1.

          (a)  Name of Issuer:         Blue Martini Software, Inc.

          (b)  Address of Issuer's Principal Executive Offices:
                             2600 Campus Drive
                             San Mateo, CA 94403

Item 2.

          (a)  Name of Person Filing:       Monte Zweben

          (b)  Address of Principal Business Office or, if none, Residence:
                            2600 Campus Drive
                            San Mateo, CA 94403

          (c)  Citizenship: United States

          (d)  Title of Class of Securities: Common Stock

          (e)  CUSIP Number:          095698

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

          Not Applicable

          (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

          (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
               78c);

          (c) [_] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

          (d) [_] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e)  [_] An investment adviser in accordance
               with (S) 240.13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J)

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                Page 3 of 4 pages

----------------------                                     -------------------
CUSIP NO. 095698                SCHEDULE 13G                PAGE 4 OF 4 PAGES
----------------------                                     -------------------


          Amount Beneficially Owned:    27,070,364

          (a)  Percent of Class: 39.6%

          (b)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote: 17,835,000

               (ii) Shared power to vote or to direct the vote: 9,235,364

               (iii) Sole power to dispose or to direct the disposition of:
                    17,835,000

               (iv) Shared power to dispose or to direct the disposition of:
                    9,235,364

Item 5.   Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]. Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     Not Applicable

Item 8.   Identification and Classification of Members of the Group
     Not  Applicable

Item 9.   Notice of Dissolution of a Group
     Not  Applicable

Item 10.  Certification
     Not  Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         February 13, 2002
                       ----------------------------------------------------
                                               Date

                                        /s/   Monte Zweben
                       ----------------------------------------------------
                                             Signature

                                           Monte Zweben
                       ----------------------------------------------------
                                            Name/Title

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                                Page 4 of 4 pages